Exhibit 10.1

TAKE-TWO INTERACTIVE SOFTWARE, INC.

AMENDMENT

TO

NON-QUALIFIED STOCK OPTION AGREEMENT

This Amendment (“Amendment”) to the Agreement (defined below) is entered into as of November 18, 2013.

WHEREAS, Take-Two Interactive Software, Inc. (the “Company”), and ZelnickMedia Corporation (the “Participant”), are parties to that certain non-qualified stock option agreement, dated as of August 27, 2007 (the “Agreement”), pursuant to which the Participant received a grant of a non-qualified stock option (the “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share, under the Company’s 2002 Stock Option Plan (the “Plan”); and

WHEREAS, Section 15 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the terms of any award granted under the Plan, provided that the terms of any such amendment are not inconsistent with any provisions of the Plan and that such amendment does not adversely affect the rights of any person to whom an award has been granted without the consent of such person; and

WHEREAS, the Board desires to amend the Agreement to permit the Participant to utilize a “net exercise” procedure when exercising the Option.

NOW, THEREFORE, pursuant to Section 15 of the Plan, the Agreement is hereby amended as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2. Amendment to the Agreement. The last sentence of Section 3(b) is hereby amended in its entirety to read as follows:

“Payment of the Purchase Price may be satisfied by (A) a cash payment from the Participant to the Company, which may be paid by check or other instrument acceptable to the Company; (B) the Participant delivering to the Company shares of Common Stock which are already owned by the Participant and have been owned by the Participant for at least six months (or such other period as the Committee may, in its sole discretion, determine), valued at the Fair Market Value thereof on the date of exercise; (C) the Participant delivering to the Company an executed exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Common Stock with respect to which the Option is being exercised sold or margined and deliver the sale or margin loan proceeds directly to the Company to pay for the Purchase Price; or (D) the Participant authorizing the Company to effectuate a “net exercise,” pursuant to which the Participant will receive the number of shares of Common Stock exercised, reduced by the number of shares of Common Stock equal to the Purchase Price divided by the Fair Market Value per share of Common Stock on the date of exercise.”

3. Ratification and Confirmation. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

5. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of November 18, 2013.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

/s/ Lainie Goldstein
Name: Lainie Goldstein
Title: Chief Financial Officer

[Signature Page to Non-Qualified Stock Option Agreement Amendment]